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                                                                   EXHIBIT 99(B)
                                                              KOGER EQUITY, INC.
                                                     8880 Freedom Crossing Trail
                                                Jacksonville, Florida 32256-8280
                                                 Main Telephone # (904) 732-1000
                                                                   Exhibit 99(a)


                                                                            NEWS



                  Koger Equity Reports Record Year-End Results


Jacksonville, Florida--February 23, 2000--Koger Equity, Inc. today reported record results for the quarter and year ended December 31, 1999.

Victor A. Hughes, Jr., Chairman and CEO of the Company, said, "We experienced a strong fourth quarter contributing to year-end results in which the Company achieved or surpassed its objectives for its over-all business plan, FFO growth, and the operating portfolio of suburban office properties.

"A major element in our business plan was to maximize returns on existing inventory - resulting in net operating income on same store sales increasing 9.7% over last year, one of the highest for any suburban or CBD office REIT. This outstanding same store sales NOI performance, in combination with the successful execution of sales of the Jacksonville Central and Charlotte East office parks, the acquisition of the newly developed assets in two new submarkets, Charlotte (University) and Orlando (Lake Mary), and our successful development activity across multiple markets, were highlights of an excellent year.

"Koger Equity operates in a very competitive marketplace overall, and we will continue to execute our strategic plan in order to grow, expanding and repositioning our portfolio in the process. One of the best investments the Company can make at this time is the purchase of our common stock. As a part of our foremost goal, improving shareholder return, we will utilize cash from the proceeds of asset sales to buy up to 2.65 million shares.

"The recently announced addition to our senior management team of Tom Crocker as CEO and Bob Onisko as CFO, resolves any management succession issue, strengthens and streamlines the duties of our senior executive team, and represents an excellent strategic leadership acquisition for us.

"I've been with the organization for 18 years. We have made our mark and now is precisely the right time for these two fine, younger leaders to join Bud Teagle, our chief operating officer, and our existing experienced team of senior real estate professionals. Working together, they have a strong platform to grow this company to higher valuations for all shareholders."




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FINANCIAL HIGHLIGHTS

For the quarter ended December 31, 1999, compared to the same period last year:

         - Total rental and other rental services revenues increased $3.3 million (up 9.2%).
         -        Net income increased $935,000 (up 12.9%).
         -        Funds from operations ("FFO") increased $2 million (up 13.8%).
         - On a per diluted share/unit basis, FFO increased 11.3% to $0.59 per diluted share/unit in the fourth quarter 1999, from $0.53 per diluted share/unit for the fourth quarter of 1998.

For the year ended December 31, 1999, compared to the year ended December 31, 1998:

         - Total rental and other rental services revenues increased $22.5 million (up 16.8%).
         -        Net income increased $7 million (up 23.6%).
         -        FFO increased $8.5 million (up 15.1%).
         - On a per diluted share/unit basis, FFO increased 11.5% to $2.32 per diluted share/unit for 1999, from $2.08, per diluted share/unit for 1998.

At December 31, 1999, the debt-to-total market capitalization ratio of the Company was approximately 43%.

During the fourth quarter, the Company's Board of Directors declared a dividend of $0.35 per share.


ACQUISITION ACTIVITY

         - On November 1, 1999, the Company acquired the following recently constructed properties:

                  - Two buildings, containing 190,600 feet, in Charlotte, North Carolina, for $23.1 million.
                  - Two buildings, containing 318,000 feet, in Orlando, Florida, for $41 million.


Leasing Activity

         - Rental revenues on same store sales totaled $116.9 million for 1999, up 6.9% over 1998.

         - Net operating income on same store sales totaled $71.8 million for 1999, up 9.7% over 1998.

         - The average rental rate on new leases signed during 1999 was $18.36 per net rentable square foot, and the weighted average term of these leases was 71 months.

         - The average renewal rate for 1999 was $17.37 per net rentable square foot, a 13.4% increase over the rate prior to renewal.

         - The Company's average rental rate on its entire portfolio increased by 6.1% in 1999, to $16.79 per square foot.

-

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         Significant leasing activity for the fourth quarter included:

         - 176,000 feet with Landstar System Holdings Inc. in Jacksonville, Florida.
         -        42,500 feet with Best Software, Inc. in St. Petersburg,
                  Florida.
         - 18,900 feet with Harleysville Mutual Insurance in Greensboro, North Carolina.
         - 18,000 feet with U. S. Government - Internal Revenue Service in St. Petersburg, Florida.
         -        13,800 feet with Cisco Systems in San Antonio, Texas.
         -        12,700 feet with CBS Radio in St. Petersburg, Florida.
         -        Occupancy increased to 93%, from 90%.


DEVELOPMENT ACTIVITY

         - During December 1999, construction of the 180,900 foot Landstar Building in Jacksonville, Florida, was completed. The building was 100% leased at December 31, 1999.

         - At December 31, 1999, six buildings containing approximately 579,000 feet were under construction and were 14% pre-leased.

Currently, Koger Equity (ASE:KE), a Florida-based real estate investment trust, owns and operates office properties containing 12.1 million feet in 15 cities in the Southeast and Southwest. The properties owned on December 31, 1999, including acquisitions and new development, were 93% leased. Excluding the four buildings which were in the lease-up period at December 31, 1999, the remainder of the Company's buildings were on average 94% leased. The Company also provides property management services to a third party for 8 office buildings, containing 542,000 feet, located in one city in the Southeast.

On February 17, 2000, the Board of Directors declared a quarterly dividend of $0.35 per share to be paid on May 4, 2000, to shareholders of record on March 31, 2000.

For more information about Koger Equity, Inc., please visit our website at www.koger.com. You may also obtain a copy of the Company's fourth quarter and year-end 1999 Supplemental Information by contacting Mary McNeal, Director of Investor Relations, at 904/538-8872, or on our website.

The foregoing message contains forward-looking statements concerning 2000. The actual results of operations for 2000 could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement Relevant to Forward-Looking Information for Purpose of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998.



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KOGER EQUITY, INC.
Selected Income Information
(In Thousands except per Share Data)

                                                                        For the                             For the
                                                                   Three Months Ended                      Year Ended
                                                                12/31/99         12/31/98           12/31/99          12/31/98
                                                                --------         --------           --------          --------
  Rental and other rental services revenues                     $ 39,813         $ 36,468          $ 156,153         $ 133,663
  Total revenues                                                  40,817           37,695            160,093           138,082
  Property operations expense                                     14,342           14,522             60,582            53,719
  Depreciation and amortization                                    8,580            7,965             32,314            28,381
  Mortgage and loan interest expense                               5,580            5,098             21,893            16,616
  General and administrative expense                               2,387            2,076              8,633             6,953
  Gain (loss) on sale or disposition of assets                      (14)               29              3,851                35
  Net income                                                     $ 8,174          $ 7,239           $ 36,586          $ 29,602
  Earnings per common share:
     Basic                                                        $ 0.31           $ 0.27              $1.37            $ 1.13
     Diluted                                                      $ 0.30           $ 0.27              $1.35            $ 1.10
  Weighted average shares outstanding:
     Basic                                                        26,764           26,578             26,689            26,294
     Diluted                                                      27,066           26,996             27,019            26,901
  Funds from operations:
     Net income                                                  $ 8,174          $ 7,239           $ 36,586          $ 29,602
     Depreciation - real estate                                    7,793            6,903             28,800            25,146
     Amortization - deferred tenant costs                            430              380              2,132             1,464
     Amortization - goodwill                                          43               42                170               170
     Minority interest                                               248              139              1,174               139
     Gain on sale or disposition of assets                            14             (29)            (3,851)              (35)
           Funds from operations                                $ 16,702         $ 14,674           $ 65,011          $ 56,486
                                                                ========         ========           ========          ========
  Weighted average shares/units
      outstanding - diluted                                       28,066           27,758             28,019            27,093
  Funds from operations, per diluted
      share/unit                                                  $ 0.59           $ 0.53             $ 2.32            $ 2.08